PRESS RELEASE — FOR IMMEDIATE RELEASE
CONTACT: Kenneth R. Howe, Chief Financial Officer (248) 737-4190
AGREE REALTY CORPORATION REPORTS FIRST QUARTER 2007 OPERATING RESULTS

First Quarter 2007 Highlights:
Financial Information
•	Diluted FFO per share of $0.61

•	$0.49 per share quarterly dividend paid April 12, 2007
     FARMINGTON HILLS, MI (May 3, 2007) — Agree Realty Corporation (NYSE: ADC) today announced results for the quarter ended March 31, 2007. For the first quarter, funds from operations were $5,139,000 compared with funds from operations in the first quarter of 2006 of $4,870,000. Diluted funds from operations per share were $0.61 per share compared with $0.58 per share for the first quarter of 2006. Net income was $3,605,000, or $0.47 per share on a diluted basis, compared with net income for the first quarter of 2006 of $3,387,000, or $0.45 per share. Total revenues increased 2.3% to $8,463,000, compared with total revenues of $8,272,000 in the first quarter of 2006. A reconciliation of net income to funds from operations is included in the financial table accompanying this press release.
     “We are pleased with the operating results for the quarter ended March 31, 2007 and expect continued growth of our funds from operations as our development projects in Livonia, Michigan, Barnesville, Georgia and Macomb, Michigan are completed,” said Richard Agree, President and Chairman of Agree Realty Corporation.

Funds from Operations
     Management considers Funds from Operations (FFO) to be a useful supplemental measure to evaluate operating performance. The Company considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses on dispositions and excluding depreciation, FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. FFO is defined by the National Association of Real Estate Investment Trusts, Inc. (NAREIT) to mean net income computed in accordance with generally accepted accounting principles (GAAP), excluding gains (or losses) from sales of property, plus real estate related depreciation and amortization. FFO should not be considered as an alternative to net income as the primary indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity. In addition, our method of calculating FFO may not be comparable to the methods used by other REITs and, accordingly may be different from similarly titled measures reported by other companies.
Dividend
     We paid a cash dividend of $0.49 per share on April 12, 2007 to shareholders of record on March 30, 2007. The dividend is equivalent to an annualized dividend of $1.96 per share and represents a payout ratio of 80.3% of funds from operations for the quarter.
Portfolio Results
     At March 31, 2007, Agree Realty Corporation’s total assets were $224,595,000 and our portfolio consisted of 60 properties totaling 3,355,234 million square feet located in 15 states. The portfolio was 99.7% leased at the end of the quarter. For the quarter ended March 31, 2007 our basic and fully diluted weighted average shares outstanding were 7,643,026 and 7,685,616 shares, respectively.
     At March 31, 2007 our construction in progress balance totaled approximately $7,800,000 and we capitalized $105,000 of construction period interest during the first quarter 2007.

Lease Expirations
     The following table shows lease expirations for the next 10 years for our freestanding properties and community shopping centers, assuming that none of the tenants exercise renewal options.

		March 31, 2007
	Number	Gross Leasable Area		Annualized Base Rent
Expiration	of Leases	Square	Percent		Percent
Year	Expiring	Footage	of Total	Amount	of Total

2007	3	14,300	.4%	$127,700	.4%
2008	26	311,925	9.3%	1,375,758	4.5%

2009	20	193,326	5.8%	974,511	3.2%
2010	20	328,035	9.8%	2,031,495	6.7%

2011	26	233,524	7.0%	1,665,429	5.5%
2012	12	68,260	2.0%	526,177	1.7%

2013	1	51,868	1.5%	497,068	1.6%
2014	3	172,958	5.2%	824,206	2.7%

2015	10	646,442	19.3%	4,612,462	15.2%
2016	5	80,945	2.4%	1,664,513	5.5%

Thereafter	42	1,253,651	37.3%	16,091,624	53.0%

Total	168	3,355,234	100.0%	$30,390,943	100.0%

Annualized Base Rent of our Properties
The following is a breakdown of base rents in place at March 31, 2007 for each type of retail tenant:

National	$27,136,470	89%
Regional	2,146,579	7%
Local	1,107,894	4%

Total	$30,390,943	100%

Major Tenants
The following is a breakdown of base rents in place at March 31, 2007 for each of our Major Tenants:

Borders (18)	$9,861,727	32%
Walgreen (18)	6,648,599	22%
Kmart (12)	3,847,911	13%

Total	$20,358,237	67%

Operating Partnership Units
     As of March 31, 2007 there were 673,547 operating partnership units outstanding.
     Agree Realty Corporation owns, manages and develops properties which are primarily single tenant properties and neighborhood community shopping centers, located in fifteen (15) states and leased to major retail tenants.
     Agree Realty Corporation considers portions of the information contained in this release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 27E of the Securities Exchange Act of 1934, both as amended, with respect to the Company’s expectation for future periods. Such statements are, by their nature, subject to certain risks and uncertainties. The Company cautions that, as a result of a number of factors, actual results could differ materially from those set forth in this presentation. Other risks, uncertainties and factors that could cause actual results to differ materially than those projected are detailed from time to time in reports filed by the Company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K.
     For additional information, visit the Company’s home page on the Internet at http://www.agreerealty.com.

Agree Realty Corporation
Operating Results (in thousands, except per share amounts)
(Unaudited)

	Three Months Ended
	March 31,
	2007	2006

Revenue
Minimum rents	$7,687	$7,532
Percentage rent	14	14
Operating cost reimbursements	756	712
Other income	6	14

Total Revenue	8,463	8,272

Expenses
Real estate taxes	457	440
Property operating expenses	510	547
Land lease payments	170	195
General and administration	996	1,051
Depreciation and amortization	1,234	1,202
Interest expense	1,177	1,154

Total Expenses	4,544	4,589

Income before minority interest	3,919	3,683

Minority interest expense	314	296

Net income	$3,605	$3,387

Net Income — per share	$.47	$.45

Reconciliation of Funds from Operations to Net Income
Net income	$3,605	$3,387
Depreciation of real estate assets	1,208	1,177
Amortization of leasing costs	12	10
Minority interest	314	296

Funds from Operations	$5,139	$4,870

Funds from Operations — per share	$.61	$.58

Weighted average number of shares and “OP” units outstanding	8,359	8,326

Agree Realty Corporation
Consolidated Balance Sheets (in thousands)
(Unaudited)

	March 31,	Dec 31
	2007	2006

ASSETS
Land	$78,611	$77,536
Buildings	189,193	189,117
Accumulated depreciation	(49,559)	(48,353)
Property under development	3,160	1,594
Cash and cash equivalents	168	464
Rents receivable	378	732
Deferred costs, net of amortization	1,392	1,441
Other Assets	1,252	984

Total Assets	$224,595	$223,515

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgages payable	$47,720	$48,291
Notes payable	23,073	20,500
Deferred revenue	11,932	12,104
Dividends and distributions payable	4,108	4,112
Other liabilities	1,429	2,210

Total Liabilities	88,262	87,217

Total Minority Interest	5,862	5,879

Common stock	1	1
Additional paid-in capital	141,521	141,277
Accumulated deficit	(11,051)	(10,859)

Total Stockholders’ Equity	130,471	130,419

	$224,595	$223,515